                                                                     Exhibit 2.2

                                                                  EXECUTION COPY


                              SEPARATION AGREEMENT


                          DATED AS OF JUNE 12, 2002


                                     BETWEEN


                             H. J. HEINZ COMPANY


                                       AND


                                SKF FOODS INC.

                                Table of Contents

                                                                                                  Page

ARTICLE I DEFINITIONS.......................................................................         2
        Section 1.01  General...............................................................         2
        Section 1.02  References to Time....................................................        11
        Section 1.03  References to Schedules...............................................        11

ARTICLE II THE CONTRIBUTION.................................................................        11
        Section 2.01  Spinco Assets and Excluded Assets; Spinco Liabilities and
                      Excluded Liabilities..................................................        11
        Section 2.02  Business Separation...................................................        16
        Section 2.03  Documents Relating to Transfers of Spinco Assets and Assumption
                      of Spinco Liabilities.................................................        18
        Section 2.04  Governmental Approvals and Consents...................................        18
        Section 2.05  Novation of Liabilities...............................................        19
        Section 2.06  Certificate of Incorporation; By-laws.................................        20
        Section 2.07  Issuance of Stock.....................................................        20
        Section 2.08  Other Transaction Agreements..........................................        21
        Section 2.09  Financing.............................................................        21
        Section 2.10  Registration and Listing Prior to the Distribution Date...............        21

ARTICLE III THE DISTRIBUTION................................................................        22
        Section 3.01  Heinz Record Date and Distribution Date...............................        22
        Section 3.02  The Distribution Agent................................................        22
        Section 3.03  Delivery of Share Certificates to the Distribution Agent..............        22
        Section 3.04  The Distribution......................................................        22
        Section 3.05  Timing of the Distribution............................................        22

ARTICLE IV ADDITIONAL COVENANTS.............................................................        23
        Section 4.01  Access to Information.................................................        23
        Section 4.02  Production of Witnesses; Records......................................        23
        Section 4.03  Retention of Records..................................................        24
        Section 4.04  No Representations or Warranties......................................        24
        Section 4.05  Use of Heinz Names....................................................        24
        Section 4.06  Product Deductions and Returns........................................        25
        Section 4.07  Brickwork and Northside Complex Signage...............................        26

ARTICLE V MUTUAL RELEASES; INDEMNIFICATION..................................................        26
        Section 5.01  Release of Pre-Closing Claims.........................................        26
        Section 5.02  Indemnification by Spinco.............................................        27
        Section 5.03  Indemnification by Heinz..............................................        27
        Section 5.04  Terminal Island Environmental Indemnity...............................        28
        Section 5.05  Indemnification Procedures............................................        28
        Section 5.06  Indemnification Obligations Net of Insurance Proceeds and Other
                      Amounts...............................................................        30
        Section 5.07  Additional Matters....................................................        30

ARTICLE VI INSURANCE........................................................................        31
        Section 6.01  Insurance Coverage....................................................        31
        Section 6.02  Rights Under Insurance Policies.......................................        31
        Section 6.03  Spinco Insurance Coverage After the Distribution Date.................        32
        Section 6.04  Responsibilities for Self-insured Obligations and Other
                      Obligations...........................................................        32
        Section 6.05  Claims Administration.................................................        33
        Section 6.06  Procedures Regarding Insufficient Limits of Liability.................        33
        Section 6.07  Cooperation...........................................................        33
        Section 6.08  No Assignment or Waiver...............................................        33
        Section 6.09  No Liability..........................................................        33
        Section 6.10  No Restrictions.......................................................        33
        Section 6.11  Further Agreements....................................................        33

ARTICLE VII CONDITIONS TO THE CONTRIBUTION AND DISTRIBUTION.................................        34
        Section 7.01  Conditions to the Distribution........................................        34

ARTICLE VIII TERMINATION....................................................................        34
        Section 8.01  Termination...........................................................        34
        Section 8.02  Effect of Termination.................................................        34

ARTICLE IX MISCELLANEOUS....................................................................        34
        Section 9.01  Entire Agreement......................................................        34
        Section 9.02  Expenses..............................................................        34
        Section 9.03  Governing Law.........................................................        34
        Section 9.04  Notices...............................................................        35
        Section 9.05  Amendment and Modification............................................        36
        Section 9.06  Assignment; Binding Effect............................................        36
        Section 9.07  No Third Party Beneficiaries..........................................        37
        Section 9.08  Survival..............................................................        37
        Section 9.09  Counterparts..........................................................        37
        Section 9.10  Certain Construction Rules............................................        37
        Section 9.11  Waiver................................................................        37
        Section 9.12  Severability..........................................................        37
        Section 9.13  Limited Liability.....................................................        38


                                    EXHIBITS


Exhibit A             Form of Tax Separation Agreement
Exhibit B             Form of Trademark License Agreement
Exhibit C             Form of Transition Services Agreement
Exhibit D-1           Form of Co-Pack Agreement
Exhibit D-2           Form of Co-Pack Agreement
Exhibit D-3           Form of Co-Pack Agreement
Exhibit D-4           Form of Co-Pack Agreement
Exhibit E             Form of Joint Procurement Memorandum of Understanding

Exhibit F             Form of Northside Lease and Facility Sharing Agreement
Exhibit G             Form of Shared Heinz IP License Agreement
Exhibit H             Form of Shared Spinco IP License Agreement
Exhibit I             Form of Tracy Warehouse and Transportation Agreement
Exhibit J             Form of Trademark and Cooperation Agreement
Exhibit K             Form of Right of Use Agreement


                                    SCHEDULES

Schedule 1.01(a)             Canadian Operating Services Term Sheet
Schedule 1.01(b)             U.S. Food Services Term Sheets
Schedule 2.01(a)(i)          Owned Real Property and Facilities
Schedule 2.01(a)(ii)         Leased Real Property
Schedule 2.01(a)(iii)        Machinery and Equipment
Schedule 2.01(a)(v)          Intellectual Property
Schedule 2.01(a)(vii)        Contracts
Schedule 2.01(a)(viii)       Licenses
Schedule 2.01(a)(xiii)       Subsidiaries/Other Interests
Schedule 2.01(a)(xv)         Data Communication Infrastructure
Schedule 2.01(b)(vii)        Excluded Star-Kist Subsidiaries
Schedule 2.01(b)(viii)       Real Property
Schedule 2.01(b)(xi)         Other Excluded Assets
Schedule 2.02(e)             Common Contracts
Schedule 2.02(f)             Intercompany Agreements

                              SEPARATION AGREEMENT



      This SEPARATION AGREEMENT, dated as of June 12, 2002, is between H. J. Heinz Company, a Pennsylvania corporation ("Heinz"), and SKF Foods Inc., a Delaware corporation ("Spinco" and, together with Heinz, the "Parties").

                             W I T N E S S E T H:

      WHEREAS, Heinz directly and indirectly through its Subsidiaries is engaged in the Spinco Business;

      WHEREAS, the Board of Directors of Heinz has determined that it would be in the best interests of Heinz and its shareholders to separate the Spinco Business from Heinz, contribute the Spinco Business to Spinco, distribute the stock of Spinco to the shareholders of Heinz and, pursuant to an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), between Heinz, Spinco, Del Monte Foods Company, a Delaware corporation ("Del Monte"), and Del Monte Corporation, a New York corporation and a wholly-owned subsidiary of Del Monte ("Merger Sub"), merge Spinco with Merger Sub;

      WHEREAS, Heinz has caused Spinco, which currently conducts no business operations and has no assets or liabilities other than in connection with its formation, to be incorporated as its wholly-owned subsidiary in order to effectuate such transactions;

      WHEREAS, prior to the Effective Time on the Closing Date, Heinz shall, (i) transfer or cause to be transferred the Spinco Assets and the Spinco Liabilities to Spinco in exchange for all of the issued and outstanding shares of Spinco common stock, cash in an amount equal to the Bank Debt Amount and the Debt Security (the "Contribution");

      WHEREAS, following the Contribution, Heinz, upon the terms and subject to the conditions set forth in this Agreement, shall distribute all of the issued and outstanding shares of common stock of Spinco, par value $0.01 per share (the "Spinco Common Stock"), on a pro rata basis (the "Distribution") to the holders, as of the Heinz Record Date, of the outstanding shares of common stock of Heinz, par value $0.25 per share ("Heinz Common Stock");

      WHEREAS, immediately following the Distribution, Merger Sub, pursuant to the Merger Agreement, shall merge with and into Spinco, with Spinco being the Surviving Corporation (the "Merger"), resulting in Spinco becoming a wholly-owned Subsidiary of Del Monte;

      WHEREAS, the Parties intend that the Contribution and the Distribution shall qualify under Sections 355 and 368 of the Code and for the Merger Agreement to constitute a plan of reorganization as that term is defined in
Section 368 of the Code; and

      WHEREAS, the Parties intend this Agreement to set forth the arrangements between them regarding the Contribution and the Distribution.

      NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01 General. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Action" shall have the meaning specified in the Merger Agreement.

            "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of this Agreement, no member of either Group shall be deemed to be an Affiliate of any member of the other Group.

            "Agreement" shall mean this Separation Agreement together with all exhibits and schedules attached hereto.

            "Assets" shall mean Heinz Assets or Spinco Assets, as the case may be.

            "Bank Account Amount" shall have the meaning specified in Section 2.01(a)(xvi).

            "Bank Debt" shall have the meaning specified in Section 2.09.

            "Bank Debt Amount" shall mean $800,000,000 plus an amount equal to the sum of (i) the Excess Fee Amount, if any, plus (ii) the Bank Account Amount, if any.

            "Brickwork" shall mean the brickwork at the Northside Complex that spells out the Heinz name.

            "Business" shall mean the Retained Business or the Spinco Business, as the case may be.

            "Canadian Operating Services Agreement" shall mean the Canadian Operating Services Agreement to be entered into prior to the Distribution between Heinz and

      Spinco, in accordance with the terms of the Canadian Operating Services Term Sheet set forth in Schedule 1.01(a) hereto.

            "Closing" shall have the meaning specified in the Merger Agreement.

            "Closing Date" shall have the meaning specified in the Merger Agreement.

            "Code" shall have the meaning specified in the Merger Agreement..

            "Common Contract" shall have the meaning specified in Section
      2.02(e).

             "Confidentiality Agreement" shall have the meaning specified in the Merger Agreement.

            "Consents" shall mean any consents, waivers or approvals from, or notification requirements to, any third parties, other than Governmental Approvals.

            "Contract" shall have the meaning specified in the Merger Agreement.

            "Contribution" shall have the meaning specified in the Recitals hereto.

            "Co-Pack Agreements" shall mean the Co-Pack Agreements to be entered into prior to the Distribution between Heinz and Spinco, in substantially the forms of Exhibits D-1, D-2, D-3 and D-4 attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Data Communication Infrastructure" shall have the meaning set forth in Section 2.01(a)(xv).

            "Debt Security" shall mean the High Yield Debt Security or the Senior Secured Notes, as the case may be.

            "Debt Security Amount" shall mean $300,000,000.

            "Delayed Transfer Assets" shall mean any Spinco Assets that this Agreement or any other Transaction Agreement provides or contemplates are to be transferred to Spinco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

            "Delayed Transfer Assets and Liabilities Schedule" shall have the meaning specified in Section 2.02(c).

            "Delayed Transfer Liabilities" shall mean any Spinco Liabilities that this Agreement or any other Transaction Agreement provides or contemplates are to be assumed by Spinco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Spinco

      Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Distribution Date.

            "Del Monte" shall have the meaning specified in the Recitals hereto.

            "Del Monte Consent" shall have the meaning specified in the Merger Agreement.

            "Del Monte Professional Fees" shall have the meaning specified in the Merger Agreement.

            "Distribution" shall have the meaning specified in the Recitals hereto.

            "Distribution Agent" shall mean the distribution agent to be appointed by Heinz to receive, on behalf of the holders of Heinz Common Stock as of the Heinz Record Date, the shares of Spinco Common Stock which such holders are entitled to receive pursuant to the Distribution, who shall be the Exchange Agent (as defined in the Merger Agreement).

            "Distribution Date" shall mean the date and time as of which the Distribution shall be effected, to be determined by, or under the authority of, the Board of Directors of Heinz consistent with the terms and provisions of this Agreement and the Merger Agreement.

            "Distribution Stock Certificate" shall have the meaning specified in the Merger Agreement.

            "Effective Time" shall have the meaning specified in the Merger Agreement.

            "Employee Benefits Agreement" shall mean the Employee Benefits Agreement, dated as of the date hereof, between Heinz and Spinco.

            "Environmental Claim" shall have the meaning specified in the Merger Agreement.

            "Engagement Letter" shall have the meaning specified in the Merger Agreement.

            "Environmental Law" shall have the meaning specified in the Merger Agreement.

            "Environmental Remediation" shall mean the investigation, treatment, clean-up or other remediation of any Release of Hazardous Materials on, at, under or emanating from the Terminal Island Property or any Hazardous Materials which were disposed or Released at the Terminal Island Property.

             "Excess Fee Amount" shall mean, to the extent the Del Monte Professional Fees exceed $26,500,000 in the aggregate and to the extent Heinz exercises its rights under Section 9.3(c) of the Merger Agreement, an amount equal to the product of (A) three and (B) the Excess Liability Amount.

            "Excess Liability Amount" shall have the meaning specified in the Merger Agreement.

            "Exchange Act" shall have the meaning specified in the Merger Agreement.

            "Excluded Assets" shall have the meaning specified in Section
      2.01(b).

            "Excluded Liabilities" shall have the meaning specified in Section 2.01(d).

            "Excluded Star-Kist Subsidiaries" shall have the meaning specified in Section 2.01(b)(vii).

            "Facility" shall have the meaning specified in Section 2.01(a)(i).

            "First Commitment Letter" shall have the meaning specified in the Merger Agreement.

             "Governmental Approvals" shall mean any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

            "Governmental Authority" shall have the meaning specified in the Merger Agreement.

            "Group" shall mean the Heinz Group or the Spinco Group, as the case may be.

            "Hazardous Material" shall have the meaning specified in the Merger Agreement.

            "Heinz" shall have the meaning specified in the Preamble hereto.

            "Heinz Assets" shall have the meaning specified in Section
      2.05(a)(i).

            "Heinz Common Stock" shall have the meaning specified in the Recitals hereto.

            "Heinz Entities" shall mean Heinz and all Subsidiaries of Heinz immediately prior to the Distribution.

            "Heinz Group" shall mean Heinz and all Subsidiaries of Heinz immediately after the Distribution Date.

            "Heinz Indemnitees" shall mean Heinz, each Affiliate of Heinz immediately after the Distribution Date, each of their respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls Heinz within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

            "Heinz Liabilities" shall mean any and all Liabilities that relate to the Heinz Group that are not Spinco Liabilities, including the Excluded Liabilities.

             "Heinz Record Date" shall mean the close of business on the date to be determined by the Board of Directors of Heinz as the record date for determining stockholders of Heinz entitled to receive the Distribution, which date shall be the day of, or the business day immediately preceding the day of, the Effective Time, but the close of business on such date shall in any event precede the Effective Time.

            "Heinz Subsidiaries" shall mean all Subsidiaries of Heinz immediately after the Distribution Date.

            "High Yield Debt Security" shall have the meaning specified in
      Section 2.09.

            "Indemnifying Party" shall mean the Person having the obligation to indemnify pursuant to Article V.

            "Indemnitee" shall mean a Person that has the right to indemnification pursuant to Article V.

            "Information" shall mean all records, books, contracts, work papers, reports, plans, schedules and other documents, instruments, computer data and other data and information of a Person.

            "Insurance Policy" shall mean any insurance policy, contract of insurance, other benefit or payment for the benefit of any Heinz Entity which is issued or made by an insurance company which is not a member of the Heinz Group, other than any insurance policy with respect to Heinz's indemnification obligations under this Agreement.

             "Intellectual Property" shall have the meaning specified in the Merger Agreement.

            "Joint Procurement Memorandum of Understanding" shall mean the Joint Procurement Memorandum of Understanding to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit E hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Leased Real Property" shall have the meaning specified in Section 2.01(a)(ii).

            "Legal Impediment" shall mean a legal impediment preventing or restricting the transfer of a Spinco Asset or the assumption of a Spinco Liability, as the case may be, in the Contribution as of the Distribution Date.

            "Liabilities" shall mean any and all losses, claims, charges, debts, demands, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person; provided, however, that Liabilities shall not include any liabilities for Taxes which shall be covered by the Tax Separation Agreement.

            "Licenses" shall mean any license, ordinance, authorization, permit, certificate, easement, variance, exemption, consent, order, franchise or approval from any Governmental Authority, domestic or foreign.

            "Litigation Matter" shall mean an actual, threatened or future Action that has been or may be asserted against, or otherwise adversely affect, Heinz and/or Spinco (or members of either Group).

            "Merger" shall have the meaning specified in the Recitals hereto.

            "Merger Agreement" shall have the meaning specified in the Recitals hereto.

            "Merger Sub" shall have the meaning specified in the Recitals hereto.

            "Net Proceeds" shall have the meaning specified in Section 5.06(c).

            "Northside Complex" shall mean any and all of the real property located at 1062 Progress Street, Pittsburgh, Pennsylvania, and all of the Facilities situated thereon.

            "Northside Complex Heinz Signage" shall mean the electronic Heinz ketchup bottle mounted above one of the Facilities on the Northside Complex.

            "Northside Lease and Facility Sharing Agreement" shall mean the Northside Lease and Facility Sharing Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit F hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Notice of Claim" shall have the meaning specified in Section
      5.05(a).

            "Order" shall have the meaning specified in the Merger Agreement.

            "Owned Real Property" shall have the meaning specified in Section 2.01(a)(i).

            "Parties" shall have the meaning specified in the Preamble hereto.

            "Person" shall have the meaning specified in the Merger Agreement. "Release" shall have the meaning provided in 42 U.S.C. Section
      9601(22).

            "Representative" shall mean with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

            "Restructuring Liabilities" shall mean Liabilities arising out of or relating to actions taken by Heinz in restructuring Heinz Entities in connection with the Contribution and Distribution on or prior to the Distribution Date, including transfers of assets and liabilities in connection therewith.

             "Retained Business" shall mean the businesses of the Heinz Entities other than the Spinco Business.

            "Right of Use Agreement" shall mean the Right of Use Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit K attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "SEC" shall have the meaning specified in the Merger Agreement.

            "Second Commitment Letter" shall have the meaning specified in the Merger Agreement.

            "Securities Act" shall have the meaning specified in the Merger Agreement.

            "Senior Secured Notes" shall have the meaning specified in Section 2.09.

            "Shared Heinz IP" shall mean the Intellectual Property (other than Trademarks, Data Communications Infrastructure or Intellectual
      Property subject to any Common Contract) of any Heinz Entity that is used in the Spinco Business on or before the Distribution Date but is not included in the Spinco IP.

            "Shared Heinz IP License Agreement" shall mean the Shared Heinz IP License Agreement to be entered into prior to the Distribution by Heinz and Spinco, in substantially the form of Exhibit G hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Shared Spinco IP" shall mean the Spinco IP (other than Trademarks) that also relates to or is used in the Retained Business.

            "Shared Spinco IP License Agreement" shall mean the Shared Spinco IP License Agreement to be entered into prior to the Distribution by Heinz and Spinco, in substantially the form of Exhibit H hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Spinco" shall have the meaning specified in the Preamble hereto.

            "Spinco Assets" shall have the meaning specified in Section 2.01(a).

            "Spinco Benefit Plans" shall have the meaning specified in the Merger Agreement.

            "Spinco Business" shall have the meaning specified in the Merger Agreement.

            "Spinco Common Stock" shall have the meaning specified in the Recitals hereto.

            "Spinco Disclosure Letter" shall have the meaning specified in the Merger Agreement.

            "Spinco Employee" shall have the meaning specified in the Merger Agreement.

            "Spinco Group" shall mean Spinco and the Spinco Subsidiaries immediately after the Distribution Date.

            "Spinco Indemnitees" shall mean Spinco, each Affiliate of Spinco immediately after the Distribution Date, each of their respective present and former Representatives, each of the heirs, executors, successors and assigns of any of the foregoing and each Person, if any, who controls Spinco within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

            "Spinco IP" shall have the meaning specified in Section 2.01(a)(v).

            "Spinco Liabilities" shall have the meaning specified in Section 2.01(c).

            "Spinco Registration Statement" shall mean a Registration Statement on Form 10 (or, if such form is not appropriate, the appropriate form pursuant to the Securities Act or the Exchange Act) to be filed by Spinco with the SEC to effect the registration of the Spinco Common Stock pursuant to the Exchange Act in connection with the Distribution (and, if applicable, pursuant to the Securities Act), to the extent required by the SEC.

            "Spinco Subsidiaries" shall mean all Subsidiaries of Spinco immediately after the Distribution Date.

            "Subsidiary" or "Subsidiaries" shall have the meaning specified in the Merger Agreement.

            "Surviving Corporation" shall have the meaning specified in the Merger Agreement.

            "Tax" shall have the meaning specified in the Merger Agreement.

            "Tax Separation Agreement" shall mean the Tax Separation Agreement to be entered into prior to the Distribution by Heinz, Spinco and Del Monte, in substantially the form of Exhibit A hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

             "Terminal Island Property" shall mean the real property (and the Facilities located thereon and the Canner's Steam facility located adjacent thereto) specified in (i) the Lease Permit No. 702, dated September 26, 1992, as amended, by and between the City of Los Angeles and Heinz Pet Products and (ii) the Revocable Permit No. 96-44, dated March 13, 1997, between Star-Kist Foods, Inc. doing business as Heinz Pet Products and City of Los Angeles Harbor Department.

            "Terminal Island Reserve" shall mean the reserve, existing as of the Distribution Date, relating to the restructuring reserve for the exit from the Terminal Island Property.

            "Third Party Claim" shall have the meaning specified in Section 5.05(b).

            "Trade Accounts Payable" shall have the meaning specified in the Merger Agreement.

            "Tracy Warehouse and Transportation Agreement" shall mean the Tracy Warehouse and Transportation Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of
      Exhibit I hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Trade Accounts Receivable" shall have the meaning specified in the Merger Agreement.

            "Trademark and Cooperation Agreement" shall mean the Trademark and Cooperation Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit J hereto, with such additions, deletions or other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Trademark License Agreement" shall mean the Trademark License Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit B attached hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "Trademarks" shall mean registered, unregistered or pending trademarks, service marks, trade names, service names, brand names, corporate names, domain names, logos or business symbols, trade dress, or other source indicators and all goodwill associated therewith.

            "Transaction Agreements" shall mean this Agreement, the Merger Agreement, the Employee Benefits Agreement, the Trademark License Agreement, the Transition Services Agreement, the Tax Separation Agreement, the Co-Pack Agreements, the Joint Procurement Memorandum of Understanding, the Shared Heinz IP License Agreement, the Shared Spinco IP License Agreement, the Tracy Warehouse and Transportation Agreement, the Trademark and Cooperation Agreement, the U.S. Food Services

      Agreement, the Canadian Operating Services Agreement, the Northside Lease and Facility Sharing Agreement, the Right of Use Agreement and the other agreements, if any, entered into or to be entered into in connection with the Contribution and Distribution, each of such other agreements as mutually agreed upon by Heinz, Spinco and Del Monte.

            "Transition Services Agreement" shall mean the Transition Services Agreement to be entered into prior to the Distribution between Heinz and Spinco, in substantially the form of Exhibit C hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

            "U.S. Food Service Agreement" shall mean the U.S. Food Service Agreement to be entered into prior to the Distribution between Heinz and Spinco, in accordance with the terms of the U.S. Food Service Term Sheets set forth in Schedule 1.01(b) hereto, with such additions, deletions and other modifications thereto as are mutually agreed upon in writing by Heinz and Spinco, subject to receipt by Heinz and Spinco of a Del Monte Consent.

      Section 1.02 References to Time. All references in this Agreement to times of the day shall be to New York time.

      Section 1.03 References to Schedules. All references in this Agreement to Schedules shall mean the Schedules attached hereto; provided such Schedules shall be deemed to be automatically updated to reflect any changes to the information contained therein arising out of or resulting from any transactions or events occurring prior to the Closing Date in accordance with Section 6.1 of the Merger Agreement.

                                   ARTICLE II

                                THE CONTRIBUTION

      Section 2.01 Spinco Assets and Excluded Assets; Spinco Liabilities and Excluded Liabilities.

      (a) "Spinco Assets" shall mean any and all of the assets, properties, goodwill and rights of the Heinz Entities, wherever located, relating primarily to or used primarily in the Spinco Business as of the Distribution Date (other than (i) as qualified as set forth below with respect to the specified categories of assets and (ii) the Excluded Assets), including the following (other than the Excluded Assets):

            (i) Owned Real Property. All real property owned in fee by any Heinz Entity used or held for use primarily in the Spinco Business (the "Owned Real Property"), including all plants, facilities, buildings, structures and other improvements situated thereon (individually referred to as a "Facility" and collectively, the "Facilities"), including the Owned Real Property and Facilities set forth on Schedule 2.01(a)(i) hereto, and all easements, rights-of-way and appurtenances pertaining to or accruing to the benefit of such Owned Real Property and Facilities, in each case subject to the exceptions described on Schedule 2.01(a)(i).

            (ii) Leased Real Property. All leasehold interests in real property of any Heinz Entity used or held for use primarily in the Spinco Business (the "Leased Real Property"), including the Leased Real Property set forth on
Schedule 2.01(a)(ii) hereto, and all appurtenances relating to such Leased Real Property.

            (iii) Machinery and Equipment. All machinery, equipment, fixtures, motor vehicles, furniture, dies, molds, tools and other items of tangible personal property of any Heinz Entity used or held for use primarily in the Spinco Business (taking like items into consideration on an aggregate basis), including the machinery and equipment set forth on Schedule 2.01(a)(iii).

            (iv) Inventories. All inventories of raw materials, packaging supplies and materials, works-in-process, spare parts, maintenance supplies and finished products (including unlabeled finished products) of any Heinz Entity to the extent used or held for use in or produced by the Spinco Business for use in or sale by the Spinco Business, except that all raw materials and packaging supplies and materials which will be allocated for use in the production of finished products under the Co-Pack Agreements shall be owned by the manufacturer under each such Co-Pack Agreement.

            (v) Intellectual Property. Subject to Section 2.02(e), all Shared Spinco IP and the Intellectual Property of any Heinz Entity relating primarily to or used primarily in the Spinco Business (but excluding any elements of the Data Communications Infrastructure that may fall within the definition of "Intellectual Property") (the "Spinco IP"), subject to any grant of rights to any third party with respect thereto granted prior to the Distribution Date, including the Intellectual Property set forth on Schedule 2.01(a)(v), subject to the (i) Shared Spinco IP License Agreement and (ii) Trademark and Cooperation Agreement.

            (vi) Books and Records. To the extent not included in Spinco IP, all books, records and other documents of any Heinz Entity used or held for use primarily in the Spinco Business, including customer and supplier lists and files; distribution lists; mailing lists; sales materials; operating, production and other manuals; computer program data and information; manufacturing and quality control records and procedures; research and development files; advertising and promotional materials and similar information, plans, files, documents and records, but excluding any portion of such items which incorporate or reflect information relating to the Retained Business. Notwithstanding the foregoing, "Books and Records" shall not include information that, if delivered to Spinco, would violate any privacy laws, regulations, rules, opinions, other statements or positions of a Governmental Authority or the requirements of any self-regulatory body (including any self-regulatory privacy body).

            (vii) Contracts. Subject to Section 2.02(e), to the extent transferable, all Contracts of any Heinz Entity relating primarily to or used primarily in the Spinco Business, including the Contracts set forth on Schedule 2.01(a)(vii).

            (viii) Licenses. Subject to Section 2.02(e), to the extent transferable, all Licenses of any Heinz Entity relating primarily to or used primarily in the Spinco Business, including the Licenses set forth on Schedule 2.01(a)(viii).

            (ix) Prepaid Expenses. All prepaid expenses, credits or similar advance payments, including slotting payments and lease deposits, made by any Heinz Entity to the extent related to the Spinco Business.

            (x) Benefit Plan Assets. The assets to be transferred to Spinco pursuant to the Employee Benefits Agreement (including the cash specified therein).

            (xi) Trade Accounts Receivable. To the extent transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Receivable and to the extent the Trade Accounts Receivable are not transferable in accordance with Section 7.19 of the Merger Agreement, the payment, if any, to be made pursuant to Section 7.19 of the Merger Agreement in lieu of such transfer.

            (xii) Claims. To the extent transferable, claims (including pending claims but excluding claims under insurance policies of any Heinz Entity, which are addressed in clause (xix) below), causes of action, choses in action, rights under express or implied warranties, guarantees and indemnities, rights of recovery and rights of setoff of any kind to the extent related to the Spinco Business.

            (xiii) Subsidiaries/Other Interests. The shares of capital stock of the Subsidiaries and interests in the Persons set forth on Schedule 2.01(a)(xiii).

            (xiv) Other Assets. All other assets, properties, goodwill and rights included in management's estimated statement of assets and liabilities of the Spinco Business as of May 1, 2002 (as set forth in Section 4.5(b) of the Spinco Disclosure Letter) to the extent such assets, properties, goodwill and rights are still owned or leased by any Heinz Entity on the Distribution Date.

            (xv) Data Communication Infrastructure. The data communication infrastructure specified in Schedule 2.01(a)(xv) (the "Data Communications Infrastructure").

            (xvi) Cash in Certain Bank Accounts. All bank accounts solely related to the Spinco Business; provided, however, that the Debt Security Amount shall be increased by a mutually agreed estimate of the amount of cash that will be contained in such accounts as of the close of business on the Distribution Date (the "Bank Account Amount").

            (xvii) Letters of Credit. All letters of credit, performance and surety bonds and related deposits to the extent related to the Spinco Business.

            (xviii) Universal Product Codes. (a) All rights to universal product codes which are exclusive (including the manufacturer code) to a Heinz Entity listed on Schedule 2.01(a)(xiii) and (b) to the extent transferred pursuant to the Right of Use Agreement, the rights to universal product codes used on all other products of the Spinco Business not otherwise included in clause (a).

            (xix) Insurance Policies. To the extent set forth in Article VI and to the extent a claim relates to the Spinco Business, the rights under Insurance Policies, including the right to make claims thereunder.

            (xx)  Terminal Island Reserve.  The Terminal Island Reserve.

      (b) "Excluded Assets" shall mean any of the following assets, properties, goodwill or rights:

            (i) Cash and Cash Equivalents. Except as set forth in Section 2.01(a) above, cash and cash equivalents, including bank deposits, investments in "money market" funds, commercial paper funds, certificates of deposit, Treasury Bills and accrued interest on any of the foregoing.

            (ii) Information Systems and Technology. All information systems and technology of any Heinz Entity except as set forth in
                  Section 2.01(a)(xv).

            (iii) Rights under the Transaction Agreements. All rights of the
                  Heinz Group under the Transaction Agreements.

            (iv) Transferred or Disposed Assets. Any assets that are transferred or otherwise disposed of by any Heinz Entity from the date hereof until the Closing not in violation of Section
                  6.1 of the Merger Agreement.

            (v) Heinz Intellectual Property. All (i) Shared Heinz IP, subject to the Shared Heinz IP License Agreement, and (ii) Trademarks containing, including or used in connection with the name or brands of any member of the Heinz Group, subject to the Trademark License Agreement;

            (vi) Trade Accounts Receivable. To the extent not transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Receivable.

            (vii) Certain Star-Kist Subsidiaries. The Subsidiaries of Star-Kist
                  Foods and interests in the Persons (collectively, "Excluded Star-Kist Subsidiaries") listed in Schedule 2.01(b)(vii).

            (viii)Real Property. The real property and Facilities listed on
                  Schedule 2.01(b)(viii).

            (ix) Heinz Employees' Personal Computers. Any Heinz employee's personal computer, if any, and printers, if any.

            (x) Heinz Intercompany Contracts. Except as set forth in Schedule 2.02(f), any and all Contracts among Heinz Entities, including loans and any obligations arising thereunder.

            (xi)  Other Excluded Assets.  Such other assets as are set forth on
                  Schedule 2.01(b)(xi).

            (xii) Non-Spinco Assets. For the avoidance of doubt, all assets of the Heinz Entities as of the Distribution Date that do not constitute Spinco Assets.

      (c) "Spinco Liabilities" shall mean all Liabilities arising out of or related to the Spinco Business or the Spinco Assets other than the Excluded Liabilities, whether incurred or occurring prior to, on or after the Distribution Date including, without limitation, the following:

            (i) Product Liabilities and Other Actions. All Liabilities in connection with Actions arising out of or related to the Spinco Business or the Spinco Assets, including any claim for personal injury, property damage or economic loss.

            (ii) Environmental Claims. All Environmental Claims arising out of or relating to the Spinco Business.

            (iii) Spinco Employees and Benefit Plans. All Liabilities (except those set forth in Section 2.01(d)(i)) arising out of or relating to the Spinco Employees and, pursuant to the terms of the Employee Benefits Agreement, the Spinco Benefit Plans.

            (iv) Contracts and Licenses. All Liabilities under Contracts and Licenses set forth in Sections 2.01 (a)(vii) and (viii).

            (v) Trade Accounts Payable. To the extent transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Payable.

            (vi) Deductions and Returns. All Liabilities for customer deductions and returns, with commercially reasonable supporting documentation, arising out of or relating to products of the Spinco Business, whether arising out of or relating to products sold prior to, on or following the Distribution Date.

            (vii) Expenses. The obligation to pay the expenses as set forth in
                  Section 9.02 hereof or as set forth in the other Transaction Agreements.

            (viii)Redemption of Coupons. All Liabilities for administration and redemption of coupons arising out of or relating to the Spinco Business.

      (d)   "Excluded Liabilities" shall mean:

            (i) All Liabilities relating to the employment relationships with former employees of Heinz whose employment responsibilities at any time related to the Spinco Business and who had retired as of the Closing Date.

            (ii) To the extent not transferable in accordance with Section 7.19 of the Merger Agreement, the Trade Accounts Payable.

            (iii) Liabilities to the extent arising out of or relating to the
                  Excluded Assets.

            (iv)  All Restructuring Liabilities.

      (e) Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Separation Agreement and, therefore, Taxes shall not be treated as Assets or Liabilities under this Section 2.01.

      Section 2.02 Business Separation. (a) Transfer of Spinco Assets. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Heinz shall assign, transfer, convey and deliver to Spinco, and agrees to cause the applicable Heinz Subsidiaries to assign, transfer, convey and deliver to Spinco, and Spinco shall accept from Heinz and the applicable Heinz Subsidiaries, all of Heinz's and the applicable Heinz Subsidiaries' respective right, title and interest in all Spinco Assets, other than the Delayed Transfer Assets.

      (b) Assumption of Spinco Liabilities. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall assume, pay and agree faithfully to perform and discharge when due all the Spinco Liabilities (other than the Delayed Transfer Liabilities) in accordance with their respective terms. Spinco shall be responsible for all Spinco Liabilities, regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, on or subsequent to the Distribution Date, regardless of where or against whom such Liabilities are asserted or determined or whether asserted or determined prior to the Distribution Date, and regardless of whether arising from or alleged to arise from the negligence, recklessness or violation of law by any member of the Spinco Group or the Heinz Group or any of their respective Representatives or Affiliates.

      (c) Delayed Transfer Assets and Liabilities. Anything in this Agreement to the contrary notwithstanding, Heinz is not obligated to assign, transfer, convey or deliver to Spinco and Spinco is not obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the Parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed in accordance with the provisions of Sections 2.03 and 2.04(b). On the Closing Date, Heinz shall use its reasonable best efforts to deliver to Spinco (for informational purposes only) a schedule setting forth, all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Closing Date (the "Delayed Transfer Assets and Liabilities Schedule").

      (d) Subsequent Transfers. Subject to Section 2.02(c), in the event that at any time or from time to time after the Distribution Date any Party hereto (or any member of such Party's respective Group) becomes aware that it possesses any Asset or Liability that is allocated to the other Party pursuant to this Agreement or any other Transaction Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset or Liability to the Party so entitled thereto. Prior to any such transfer, the Party possessing such Asset or Liability shall hold such Asset or Liability in trust for any such other Party.

      (e) Separation of Contractual Arrangements. On or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Heinz and Spinco shall use their reasonable best efforts to amend all material Contracts between or among (i) members of the Heinz Group and the Spinco Group, on the one hand, and (ii) any other Person, on the other hand (other than the contractual arrangements relating to the Distribution and the Merger and the transactions contemplated thereby), that relate to both the Spinco Business and the Retained Business (the "Common Contracts"), including the Common Contracts set forth on Schedule 2.02(e) hereto, so that, after the Distribution Date, such Common Contracts shall be equitably apportioned between the respective Businesses, including, if commercially practicable, on substantially the same economic terms as such arrangements exist as of the Distribution Date.

      If, in the case of a Common Contract relating primarily to or used primarily in connection with the Retained Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Heinz or Spinco thereunder, Heinz and Spinco shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) Spinco shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Spinco Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Spinco, or (ii) Heinz shall enforce for the benefit of Spinco, with Spinco assuming Heinz's obligations, any and all rights of Heinz against a third party thereto to the extent relating to the Spinco Business.

      If, in the case of a Common Contract relating primarily to or used primarily in connection with the Spinco Business, such amendments cannot be obtained, or if an attempted amendment thereof would be ineffective or would adversely affect in a material respect the rights of Heinz or Spinco thereunder, Heinz and Spinco shall use their reasonable best efforts to negotiate a mutually acceptable arrangement under which (i) Heinz shall obtain the benefits and assume the obligations under such Common Contract to the extent relating to the Retained Business, including by entering into sub-contracting, sub-licensing or sub-leasing arrangements for the benefit of Heinz, or (ii) Spinco shall enforce for the benefit of Heinz, with Heinz assuming Spinco's obligations, any and all rights of Spinco against a third party thereto to the extent relating to the Retained Business.

      (f) Termination of Intercompany Agreements. (i) On or prior to the Distribution Date, each member of the Heinz Group, on the one hand, and each member of the Spinco Group, on the other hand, shall terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Heinz and/or any member of the Heinz Group, on the one hand, and Spinco and/or any member of the Spinco Group, on the other hand, effective as of the Distribution Date. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date and all parties shall be released from all obligations thereunder. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

            (ii) On or prior to the Distribution Date, all loans by and between any member of the Heinz Group, on the one hand, and any member of the Spinco Group, on the other hand, shall be terminated, all related notes shall be cancelled and all outstanding indebtedness thereunder shall be released and forgiven.

            (iii) The provisions of Section 2.02(f)(i) shall not apply to this Agreement and the other Transaction Agreements or any of the agreements or arrangements set forth on Schedule 2.02(f).

      Section 2.03 Documents Relating to Transfers of Spinco Assets and Assumption of Spinco Liabilities. In furtherance of the assignment, transfer and conveyance of Spinco Assets and the assumption of Spinco Liabilities pursuant to
Section 2.02, on or prior to the Distribution Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Distribution Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred, (a) Heinz shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, deeds, lease assignments and assumptions, leases, sub-subleases, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of the Heinz Entities' right, title and interest in and to the Spinco Assets to Spinco and (b) Spinco shall execute and deliver to the relevant Heinz Entity such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Spinco of the Spinco Liabilities; provided, that any instruments executed and delivered pursuant to this Section 2.03 shall be in form reasonably satisfactory to Heinz, Spinco and Del Monte.

      Section 2.04 Governmental Approvals and Consents. (a) If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.02(c) or for any other reason, then the member of the Heinz Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Spinco (at the expense of Spinco). In addition, the member of the Heinz Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall take such other actions in order to place Spinco, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset, are to inure from, and after the Distribution Date to, Spinco. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Spinco shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of Section 2.02(c) and the Parties agree to use reasonable best efforts to cooperate and coordinate with respect thereto.

      (b) If and when the Legal Impediments and the Consents and/or Governmental Approvals, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Spinco Asset or Spinco Liability pursuant to Section 2.02(c), are removed or obtained, as the case may be, the transfer and assumption of the applicable Spinco Asset or Spinco Liability shall be promptly effected in accordance with the terms of this Agreement and/or the other applicable Transaction Agreement, without the payment of additional consideration.

      (c) The member of the Heinz Group retaining a Spinco Asset or Spinco Liability due to the deferral of the transfer or assumption of such Spinco Asset or Spinco Liability pursuant to Section 2.02(c) shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Spinco, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Spinco. Any member of the Spinco Group holding a Heinz Asset or Heinz Liability improperly transferred to or assumed by the Spinco Group shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Heinz, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Heinz.

      (d) Notwithstanding anything to the contrary herein, Heinz and Spinco agree, and agree to cause their respective Subsidiaries, to use their reasonable best efforts to obtain, before the Distribution Date, any Consent or Governmental Approval required in connection with the Contribution and the Distribution.

      Section 2.05 Novation of Liabilities. (a) (i) Spinco, at the written request of Heinz, shall use its reasonable best efforts to (x) obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate all members of the Heinz Group from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Spinco Liabilities, or to obtain in writing the unconditional release of all members of the Heinz Group to such obligations, so that, in any such case, the members of the Spinco Group shall be solely responsible for such Spinco Liabilities and (y) terminate, or to cause Spinco Assets to be substituted in all respects for any assets of the Retained Business ("Heinz Assets") in respect of, any liens or encumbrances on Heinz Assets which are securing any Spinco Liabilities; provided, however, that no member of the Spinco Group shall be obligated, in connection with the foregoing, to expend any money, unless the necessary funds are advanced by Heinz, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Heinz.

            (ii) If Spinco is unable to obtain, or to cause to be obtained, any such required release, consent, substitution, approval or amendment pursuant to
Section 2.05(a)(i), the applicable member of the Heinz Group shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by law or the terms thereof, Spinco shall, as agent or subcontractor for such member of the Heinz Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Heinz Group thereunder from and after the Distribution Date. Spinco (i) shall indemnify and hold harmless each Heinz Indemnitee and hold it harmless against any Liabilities arising in connection therewith and (ii) without the prior written consent of Heinz, from and after the Distribution Date, shall not, and shall not permit any member of the Spinco Group to, renew or extend the term of, increase its obligations under or transfer any Contract, License or the obligation for which a member of the Heinz Group is or may be liable, which any Heinz Asset is or may be encumbered, unless all obligations of the Heinz Group and all liens and encumbrances on any Heinz Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Heinz.

      (b) (i) Heinz, at the written request of Spinco, shall use its reasonable best efforts to (x) obtain, or to cause to be obtained, any release, consent, substitution, approval or amendment required to novate all members of the Spinco Group from and assign all obligations under Contracts, Licenses and other obligations or Liabilities of any nature whatsoever that constitute Liabilities of the Heinz Group, or to obtain in writing the unconditional release of all members of the Spinco Group to such obligations, so that, in any such case, the members of the Heinz Group shall be solely responsible for such Heinz Liabilities and (y) terminate, or to cause Heinz Assets to be substituted in all respects for any Spinco Assets in respect of, any liens or encumbrances on Spinco Assets which are securing any Heinz Liabilities; provided, however, that no member of the Heinz Group shall be obligated, in connection with the foregoing, to expend any money, in connection with the foregoing, unless the necessary funds are advanced by Spinco, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by Spinco.

            (ii) If Heinz is unable to obtain, or to cause to be obtained, any such required release, consent, approval, substitution or amendment pursuant to
Section 2.05(b)(i), the applicable member of the Spinco Group shall continue to be bound by such Contracts, Licenses and other obligations and, unless not permitted by law or the terms thereof, Heinz shall, as agent or subcontractor for such member of the Spinco Group, pay, perform and discharge fully all the obligations or other Liabilities of such member of the Spinco Group thereunder from and after the Distribution Date. Heinz (x) shall indemnify and hold harmless each Spinco Indemnitee and hold each of them harmless against any Liabilities arising in connection therewith and (y) without the prior written consent of Spinco, from and after the Distribution Date, shall not, and shall not permit any member of the Heinz Group to, renew or extend the term of, increase its obligations under or transfer any Contract, License or the obligation for which a member of the Spinco Group is or may be liable or for which any Spinco Asset is or may be encumbered unless all obligations of the Spinco Group and all liens and encumbrances on any Spinco Asset with respect thereto are thereupon released and terminated by documentation reasonably satisfactory in form and substance to Spinco.

      Section 2.06 Certificate of Incorporation; By-laws. The Certificate of Incorporation and Bylaws of Spinco immediately prior to the Effective Time shall be in the forms attached as Exhibits A and D, respectively, to the Merger Agreement.

      Section 2.07 Issuance of Stock. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in Section 7.01, the Parties shall take all steps necessary so that on the Distribution Date (i) the number of authorized shares of Spinco Common Stock shall equal or exceed the sum of (x) the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date and (y) the number of shares of Spinco Common Stock sufficient to cover the issuance of shares of Spinco Common Stock with respect to any options, warrants or other securities which are convertible, exchangeable or exercisable for Spinco Common Stock as of the Heinz Record Date and (ii) the number of shares of Spinco

Common Stock outstanding and held by Heinz shall equal the number of shares of Heinz Common Stock outstanding as of the Heinz Record Date (other than treasury shares).

      Section 2.08 Other Transaction Agreements. At or prior to the Distribution Date and subject to the satisfaction or waiver of the conditions set forth in
Section 7.01, each of Heinz and Spinco shall execute and deliver the other Transaction Agreements that were not previously executed.

      Section 2.09 Financing. Prior to the Distribution, Spinco shall (i) incur bank debt (the "Bank Debt"), on substantially the terms set forth in the First Commitment Letter, with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld), and (ii) issue senior subordinated notes or senior unsecured notes in an aggregate principal amount equal to the Debt Security Amount (the "High Yield Debt Security") to Heinz on substantially the terms set forth in the Engagement Letter or if not issued on such basis, then with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld) or, if the High Yield Debt Security is not issued, issue senior secured notes in an aggregate principal amount equal to the Debt Security Amount (the "Senior Secured Notes") to Heinz on substantially the terms set forth in the Second Commitment Letter, with such additions, deletions and other modifications to the terms and provisions thereof to which Heinz has consented (such consent not to be unreasonably withheld). Prior to the Distribution and as part of the Contribution, Spinco shall (i) issue the High Yield Debt Security or the Senior Secured Notes and (ii) transfer or otherwise distribute an amount in cash equal to the Bank Debt Amount to Heinz in exchange for the contribution of the Spinco Assets and the assumption of the Spinco Liabilities, and Heinz shall transfer the High Yield Debt Security or the Senior Secured Notes, as the case may be, and the cash in an amount equal to the Bank Debt Amount to its creditors.

      Section 2.10 Registration and Listing Prior to the Distribution Date. (a) If required by applicable law, the Parties shall use their reasonable best efforts to prepare and file with the SEC the Spinco Registration Statement and each Party shall use its reasonable best efforts to have the Spinco Registration Statement declared effective by the SEC as promptly as practicable after such filing and to keep the Spinco Registration Statement effective as long as necessary to consummate the Distribution. The Parties shall use their reasonable best efforts to prepare and file with the SEC any necessary amendment or supplement to the Spinco Registration Statement.

      (b) The Parties hereto shall take all such actions as may reasonably be required or appropriate under federal or state securities or Blue Sky laws (and any comparable laws under any foreign jurisdiction) in connection with the transactions contemplated by the Merger Agreement.

      (c) The Parties shall cooperate in preparing, filing with the SEC and causing to become effective any registration statements or amendments thereto, if any, which are necessary or appropriate to reflect the establishment of, or amendments to, any employee benefit plans contemplated by the Employee Benefits Agreement requiring registration under the Securities Act.

                                   ARTICLE III

                                THE DISTRIBUTION

      Section 3.01 Heinz Record Date and Distribution Date. Prior to the Distribution Date, the Board of Directors of Heinz, in accordance with applicable law, shall establish the Heinz Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution.

      Section 3.02 The Distribution Agent. Prior to the Distribution Date, Heinz shall enter into an agreement with the Distribution Agent providing for, among other things, the actions to be taken pursuant to Article II of the Merger Agreement.

      Section 3.03 Delivery of Share Certificates to the Distribution Agent. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 7.01, on or prior to the Distribution Date, Heinz shall deliver to the Distribution Agent for the benefit of holders of record of Heinz Common Stock on the Heinz Record Date, the Distribution Stock Certificate (which shall constitute all of the shares of Spinco Common Stock outstanding as of the Distribution Date), and shall cause the transfer agent for the shares of Heinz Common Stock to instruct the Distribution Agent to hold in trust (pending conversion of such shares of Spinco Common Stock into shares of Common Stock, par value $0.01 per share, of Del Monte pursuant to the Merger Agreement) the appropriate number of such shares of Spinco Common Stock (as set forth in Section 3.03(b)) for each such holder of record. For the avoidance of doubt, Heinz shall not be considered a holder of record of Heinz Common Stock as of the Heinz Record Date with respect to any shares of Heinz Common Stock held in its treasury.

      (b) Subject to the satisfaction or waiver of the conditions set forth in
Section 7.01, each holder of record of Heinz Common Stock on the Heinz Record Date shall be entitled to have the Distribution Agent receive, on such holder's behalf, in the Distribution a number of shares of Spinco Common Stock equal to the number of shares of Heinz Common Stock held by such holder on the Heinz Record Date.

      Section 3.04 The Distribution. Subject to the satisfaction or waiver of the conditions set forth in Section 7.01, Spinco shall instruct the Distribution Agent at or prior to the Effective Time to take the actions contemplated to be taken by the Distribution Agent pursuant to Article II of the Merger Agreement.

      Section 3.05 Timing of the Distribution. Heinz shall consummate the Contribution and Distribution as promptly as practicable after satisfaction (or waiver to the extent permissible) of all of the conditions to the Contribution and the Distribution specified in Section 7.01 (other than conditions that by their nature are to be satisfied at the time of the Contribution, Distribution or the Merger and shall in fact be satisfied at such time). The Contribution shall occur on the Distribution Date prior to the Distribution, which shall occur at a time to be mutually agreed by the Parties on the Distribution Date.

                                   ARTICLE IV

                              ADDITIONAL COVENANTS

      Section 4.01 Access to Information. Upon reasonable notice, each of Heinz and Spinco, shall from and after the Distribution Date, afford to each other and to the other Party's Representatives, reasonable access, during normal business hours, in a manner that does not unreasonably interfere with one another's respective business and operations, to its and its Subsidiaries' plants, properties, Contracts and all other Information (and in the case of Information to be provided by Heinz, only to the extent such Information has not been delivered to Spinco pursuant to Section 2.02 hereof) and in each case relates to the Spinco Business on or prior to the Distribution Date. For the purposes of this Section 4.01, all communications, including requests for Information or access, pursuant to this Section 4.01, shall only be made by and between a Representative of each of Heinz, on the one hand, and of Spinco, on the other hand, which Representative (a) shall initially be Mitch Ring for Heinz and David Meyers or his designee for Spinco and (b) may be replaced with a substitute Representative by either Party from time to time upon reasonable written notice to the other Party. Notwithstanding the foregoing, neither Heinz or Spinco nor their respective Subsidiaries shall be required to provide any Information to the extent that any such Party or any of their respective Subsidiaries is legally obligated to keep such Information confidential or otherwise not to provide such Information or to the extent that such access would constitute a waiver of the attorney-client privilege. Each of Spinco and Heinz shall hold, and shall direct its Representatives to hold, any and all Information received from any of the Parties, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, Heinz may redact from such Information any information relating to the Retained Business. Without limiting the foregoing, Information may be requested under this Section
4.01 for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

      Section 4.02 Production of Witnesses; Records. Subject to Section 4.03, after the Distribution Date, except in the case of an adversarial Litigation Matter by one Party against the other Party (which shall be governed by such discovery rules as may be applicable thereto), each of Heinz and Spinco shall use its reasonable best efforts, and shall use its reasonable best efforts to cause each member of its respective Group, to make available to the other Party or any member of the other Party's Group, upon written request, such Group's (i) former (to the extent practicable) and current (to the extent practicable) directors, officers and employees as witnesses or otherwise and (ii) any books, records or other documents within such Party's control or which such Party otherwise has the ability to make available (other than materials covered by the attorney-client privilege), to the extent that the requesting Party (giving consideration to business demands of such directors, officers and employees) reasonably determines relate to any such Litigation Matter, administrative or other proceedings (including preparation for such matters or proceedings) relating to the Spinco Business or the Retained Business on or prior to the Distribution Date. If information other than that pertaining to the Spinco Business is contained in such records, Heinz and Del Monte shall either agree that such information may be omitted or redacted by the producing party, or shall enter into appropriate secrecy commitments to protect such information. The costs and expenses incurred in the provision of such witnesses and information shall be paid by the Party requesting the availability of such Persons.

      Section 4.03 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the other Transaction Agreements, each of Heinz and Spinco shall use their reasonable best efforts, and shall cause the members of its respective Group to use their reasonable best efforts, to retain all Information in such Party's Group's possession or under its control relating directly and primarily to the Spinco Business on or prior to the Distribution Date (and in the case of Information to be retained by Heinz, only to the extent such Information has not been delivered to Spinco pursuant to Section 2.02 hereof) until such Information is at least eight years old or until such later date as may be required by law, except that if, prior to the expiration of such time period, any member of either Party's Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (a) the Party whose Group is proposing to dispose of or destroy any such Information shall provide no less than 30 days' prior written notice to the other Party, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Party requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such Party, the Party whose Group is proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Party. Notwithstanding the foregoing, Heinz may redact from any such records any information relating to the Retained Business.

      Section 4.04 No Representations or Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY OTHER TRANSACTION AGREEMENT, (A) NONE OF HEINZ, ITS SUBSIDIARIES OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPINCO ASSETS, THE SPINCO LIABILITIES OR THE SPINCO BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE SPINCO ASSETS, SPINCO LIABILITIES OR THE SPINCO BUSINESS; (B) ALL OF THE SPINCO ASSETS TO BE TRANSFERRED OR THE SPINCO LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRANSFERRED OR ASSUMED ON AN "AS IS, WHERE IS" BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE CONTRIBUTION, THE DISTRIBUTION OR THE MERGER OR THE ENTERING INTO OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      Section 4.05      Use of Heinz Names.

      (a) Except as specifically set forth in the Trademark License Agreement and subject to the provisions of Section 4.07, as soon as reasonably practicable after the Closing Date, and in no event later than the date that is one hundred eighty (180) days after the Closing Date (or such shorter period as may be required by law, rule or regulation, and/or no later than the time any new such materials are printed or created within such one hundred eighty (180) day time period), Spinco and each member of the Spinco Group shall cease to use, directly or indirectly, any Trademark which includes
(i) the name "Heinz", any brand of any member of the Heinz Group or any derivative thereof or (ii) any reference to a member of the Heinz Group, the Heinz Group's consumer information telephone numbers, website addresses or other contact information (collectively, the "Heinz Names"), including without limitation on any and all (x) exterior signs and other identifiers located on any of the property or premises included in the Spinco Assets (unless otherwise agreed by the Parties in writing in their sole discretion); (y) letterhead, envelopes, invoices, Internet sites and all other materials of any kind in any media; or (z) labels, packaging, advertising, sales, promotional and all other materials of any kind in any media. For the term of this transitional license, Spinco agrees to maintain quality standards for all products of the Spinco Business at least equal to those maintained by the Heinz Group at the Closing Date. Notwithstanding anything to the contrary herein, Spinco shall have the right to sell or use, as applicable, in the ordinary course of business any (i) finished goods inventory in existence as of the Distribution Date that contains any Heinz Name; and (ii) any labels and packaging materials in existence as of the Distribution Date that contains any Heinz Name, without regard to the one hundred eighty (180) day period set forth above; provided that Spinco shall use its reasonable best efforts to sell or use such items in the ordinary course of business consistent with past practice.

      (b) Subject to Section 4.07 but without otherwise limiting Section 4.05(a), as soon as reasonably practicable after the Closing Date and in no event later than the date that is one hundred eighty (180) days thereafter, Spinco shall, at its own expense, remove (and, if necessary, on an interim basis, cover up) any Heinz Name from all the materials specified in Section 4.05(a)(ii)(x), (y) and (z).

      Section 4.06 Product Deductions and Returns. (a) In the event that customers of the Spinco Business bill any member of the Heinz Group or make deductions against any member of the Heinz Group's receivables, including for trade promotion programs or with respect to returns (such as for damaged or unsaleable goods), in each case, which should have been made against or are applicable to the Spinco Business, Heinz shall promptly forward such bill or deduction, with commercially reasonable supporting documentation, to Spinco which shall promptly pay to Heinz the amount of all valid claims supported by such documentation.

      (b) In the event that customers of the Retained Business bill any member of the Spinco Group or make deductions against any member of the Spinco Group's receivables, including for trade promotion programs or with respect to returns (such as for damaged or unsaleable goods), in each case, which should have been made against or are applicable to the Retained Business, Spinco shall promptly forward such bill or deduction, with commercially reasonable supporting documentation, to Heinz which shall promptly pay to Spinco the amount of all valid claims supported by such documentation.

      (c) No Party hereto shall undertake any action to encourage returns of products of the other Party's Business.

      Section 4.07 Brickwork and Northside Complex Signage. For a period of four years commencing from the Effective Time:

      (a) no member of the Spinco Group shall (i) alter, impede the visibility of or materially diminish the effect of the Brickwork or the Northside Complex Heinz Signage or (ii) erect or maintain any other signs or advertising at the Northside Complex, other than ordinary business identification signs; and

      (b) Heinz shall maintain the Brickwork and the Northside Complex Heinz Signage in good order and Spinco will grant Heinz and its Representatives, upon reasonable notice, reasonable access to the Northside Complex in order to allow Heinz to exercise its rights and satisfy any of its obligations with respect to the foregoing.

                                    ARTICLE V

                        MUTUAL RELEASES; INDEMNIFICATION

      Section 5.01 Release of Pre-Closing Claims. (a) Except as provided in
Section 5.01(c), effective as of the Distribution Date, Heinz shall, for itself and each other member of the Heinz Group, remise, release and forever discharge each member of the Spinco Group from any and all Liabilities whatsoever owing to the Heinz Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution.

      (b) Except as provided in Section 5.01(c), effective as of the Distribution Date, Spinco shall, for itself and each other member of the Spinco Group, remise, release and forever discharge each member of the Heinz Group from any and all Liabilities whatsoever owing to the Spinco Group, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, whether or not known as of the Distribution Date, including in connection with the transactions and all other activities to implement the Contribution and the Distribution.

      (c) Nothing contained in Sections 5.01(a) or 5.01(b) shall impair any right of any Person to enforce this Agreement, any other Transaction Agreement or any Contract between members of the Spinco Group, on the one hand, and the Heinz Group, on the other hand, that does not terminate as of the Distribution Date, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or 5.01(b) shall release any Person from:

            (i) any Liability provided in or resulting from any Contract between members of the Spinco Group, on the one hand, and the Heinz Group, on the other hand, that does not terminate as of the Distribution Date;

            (ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any other Transaction Agreement;

            (iii) any Liability arising from or relating to the sale, lease, construction, provision, or receipt of goods, payment for goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of any other Group prior to the Distribution Date or any related refund claims; or

            (iv) any Liability the release of which would result in the release of any Person other than a member of the Heinz Group or the Spinco Group; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this Section 5.01 but for the provisions of this clause
                  (iv).

      (d) No Actions as to Released Claims. Spinco agrees, for itself and as agent for each member of the Spinco Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Heinz or any other member of the Heinz Group, with respect to any Liabilities released pursuant to this Section
5.01. Heinz agrees, for itself and as agent for each member of the Heinz Group, not to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Spinco or any other member of the Spinco Group, with respect to any Liabilities released pursuant to this Section 5.01.

      (e) Further Instruments. At any time, at the request of any other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 5.01.

      Section 5.02 Indemnification by Spinco. Except as otherwise provided in this Agreement and in the other Transaction Agreements, Spinco shall, and shall cause each member of the Spinco Group to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Heinz Indemnitees from, against and in respect of losses relating to (a) the Spinco Liabilities (including any Delayed Transfer Liabilities) and (b) any and all Liabilities (including Third Party Claims) imposed on, sustained, incurred or suffered by any of the Heinz Indemnitees that relate to, arise out of or result from the Spinco Business, the Spinco Assets or the failure of Spinco or any other member of the Spinco Group or any other Person to pay, perform or otherwise promptly discharge any Spinco Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date.

      Section 5.03 Indemnification by Heinz. Except as otherwise provided in this Agreement and in the other Transaction Agreements, Heinz shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from, against and in respect of any of losses relating to (a) the Heinz Liabilities and (b) all Liabilities

(including Third Party Claims) imposed on, sustained, incurred or suffered by any of the Spinco Indemnitees that relate to, arise out of or result from the Retained Business, the Heinz Assets or the failure of any member of the Heinz Group or any other Person to pay, perform or otherwise promptly discharge any Heinz Liabilities in accordance with their terms, whether occurring, existing or asserted before, on or after the Distribution Date.

      Section 5.04 Terminal Island Environmental Indemnity. Notwithstanding any provision of Section 5.02 or Section 5.03 hereof to the contrary, Heinz shall indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless the Spinco Indemnitees from, against and in respect of any Liabilities arising from the Environmental Remediation to the extent such Environmental Remediation is (a) required under any applicable Environmental Law or under any lease, license or other authorization in effect as of the date hereof for the use of the Terminal Island Property, and (b) relates to an event or condition occurring or existing as of or prior to the Closing Date. Notwithstanding the foregoing, but subject, inter alia, to Section 5.06 hereof, none of the Spinco Indemnitees shall be entitled to recover from Heinz any Liabilities under this
Section 5.04 until the total of all Liabilities otherwise indemnifiable under this Section 5.04 that are not covered by an Insurance Policy or any insurance policy of any member of the Spinco Group, or for which a third party (other than any member of the Heinz Group) is not responsible exceeds $7.5 million, and then only for fifty (50) percent of the amount by which such Liabilities exceed $7.5 million. The Parties agree that they shall reasonably cooperate and take all reasonable actions, and make all reasonable omissions, to avoid and mitigate any Liabilities subject to this Section 5.04.

      Section 5.05      Indemnification Procedures.

      (a) Notice of Claims. An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnifying Party within 20 business days after the Indemnitee has knowledge of any Third Party Claim which an Indemnitee has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim within 20 business days as aforesaid shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent the Indemnifying Party can demonstrate such failure materially prejudiced such Indemnifying Party's ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the liability, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

      (b) Third Party Claims. The obligations and liabilities of an Indemnifying Party under this Article V with respect to Liabilities arising from claims of any third party that are subject to the indemnification provisions provided for in this Article V ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions. The Indemnitee at the time it gives a Notice of Claim to the Indemnifying Party of the Third Party Claim shall advise the Indemnifying Party that the Indemnifying Party shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice reasonably satisfactory to the Indemnitee if it gives written notice of its intention to do so to the Indemnitee within 20 days of its receipt of the Notice of Claim. In the event the Indemnifying Party exercises its right to undertake the defense against any such Third

Party Claim as provided above, the Indemnitee shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnifying Party, and the Indemnitee may participate by its own counsel and at its own expense in defense of such Third Party Claim; provided, however, that if the defendants in any Action shall include both the Indemnitee and the Indemnifying Party and such Indemnitee shall have reasonably concluded in good faith that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to such Indemnitee, such Indemnitee shall have the right to select separate counsel to participate in the defense of such Action on its behalf, at the expense of the Indemnifying Party; provided, further, that such Indemnifying Party shall not, in connection with any one such action or separate but substantially similar or related actions, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel). Notwithstanding the foregoing, the Indemnitee, during the period the Indemnifying Party is determining whether to elect to assume the defense of a matter covered by this Section 5.05(b), may take such reasonable actions, at the Indemnifying Party's expense, as it deems necessary to preserve any and all rights with respect to the matter, without such actions being construed as a waiver of the Indemnitee's rights to defense and indemnification pursuant to this Agreement. In the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee and the Indemnifying Party may participate by its own counsel and at its own expense in the defense of such Third Party Claim.

      (c) Settlement Procedures. Unless otherwise required by law, in no event shall an Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent (such consent not to be unreasonably withheld); provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim (as between the Indemnifying Party and the Indemnitee), the Indemnifying Party shall be permitted to enter into, and the Indemnitee shall agree to, any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided further that the Indemnifying Party shall not agree to any other settlement, compromise or discharge of a Third Party Claim not described above without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld).

      (d) Limitations on Assumptions of Defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages

      Section 5.06 Indemnification Obligations Net of Insurance Proceeds and Other Amounts. (a) Heinz and Spinco agree to treat any indemnification payments pursuant to this Agreement as either a capital contribution or a distribution, as the case may be, between Heinz and Spinco occurring immediately prior to the Distribution. If the receipt or accrual of any such payment results in taxable income to the Indemnitee, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the Indemnitee shall have realized the same net amount it would have realized had the payment not resulted in taxable income.

      (b) To the extent that any Liability that is subject to indemnification under this Agreement gives rise to a deduction to the Indemnitee, the amount of any indemnity payment under this Agreement shall be decreased by taking into account any resulting actual reduction in Taxes of the Indemnitee. If a reduction in Taxes of the Indemnitee occurs in a taxable period following the period in which the indemnification payment is made, the Indemnitee shall promptly repay the Indemnifying Party the amount of such reduction when actually realized.

      (c) To the extent that any Liability that is subject to indemnification under this Agreement is covered by insurance, the amount of any indemnity payment shall be net of the Net Proceeds of any insurance policy paid to the Indemnitee with respect to such Liability. For purposes of this Section 5.06, "Net Proceeds" shall mean the insurance proceeds actually received, less any actual, additional or increased premium, deductibles, co-payments, other payment obligations (including attorneys' fees and other costs of collection) or the present value of any future cost which is quantifiable with reasonable certainty, that relates to or arises from the making of such insurance claim.

      (d) In no event shall an Indemnifying Party be liable for punitive damages sustained or claimed by an Indemnitee except to the extent such damages arise from a Third Party Claim. An Indemnitee shall take all reasonable steps to mitigate a Liability upon becoming aware of any event, which could reasonably be expected to give rise to such Liabilities. Liabilities shall be determined after taking into account any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.

      Section 5.07      Additional Matters.

      (a) No Relief of Insurer Obligations. An insurer who would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, or have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions hereof) by virtue of the indemnification provisions hereof.

      (b) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee in any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

      (c) Indemnification Payments. Indemnification required by this Article V shall be made by periodic payments of the amount thereof during the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

      (d) Not Applicable to Taxes. The provisions of this Article V shall not apply to Taxes (which are covered by the Tax Separation Agreement).

      (e) Joint Defense and Cooperation. With respect to any Third Party Claim in which both Heinz and Spinco are, or reasonably may be expected to be, named as parties, or that otherwise implicates both Heinz and Spinco in a material fashion, the Parties shall reasonably cooperate with respect to such Third Party Claim and if the Parties agree, maintain a joint defense in a manner that will preserve applicable privileges.

                                   ARTICLE VI

                                    INSURANCE

      Section 6.01 Insurance Coverage; Cooperation. All insurance policies of any Heinz Entity shall constitute Heinz Assets and shall be retained by Heinz and the other members of the Heinz Group, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that Spinco will have the rights in respect of Insurance Policies to the extent described in Section 6.02. Each of Heinz and Spinco shall use commercially reasonable efforts to share such information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion. Each of Heinz and Spinco, at the request of the other, shall use commercially reasonable efforts to cooperate with and assist the other in recoveries for claims made under any insurance policy for the benefit of any member of either Group, and neither Heinz nor Spinco, nor any member of either Group, shall take any action which would be reasonably likely to jeopardize or otherwise interfere with either Party's ability to collect any proceeds payable pursuant to any insurance policy. Nothing in this Section 6.01 shall (x) preclude any member of any Group from presenting any claim or from exhausting any policy limit, (y) require any member of any Group to pay any premium or other amount or to incur any Liability or (z) require any member of any Group to renew, extend or continue any policy in force.

      Section 6.02 Rights Under Insurance Policies. (a) Except as otherwise specified in this Article VI or any other Transaction Agreement, members of the Spinco Group shall have no rights with respect to any insurance policies of any Heinz Entity, except that Spinco will have the right to (x) assert claims and to resolve existing and pending claims under Insurance Policies for any loss, liability or damage arising out of insured incidents to the extent relating to the Spinco Business occurring from the date coverage thereunder first commenced until the Distribution Date and (y) require all rights, privileges and proceeds of such Insurance Policies relating to the claims specified in clause (x); provided, that (i) all of Heinz's and each member of the Heinz Group's reasonable out-of-pocket costs and expenses incurred in connection with the foregoing shall be promptly paid by Spinco and (ii) Heinz and the members of the Heinz Group may, at any time, without liability or obligation to any member of the Spinco Group (other than as set forth in Section 6.02(b)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policy (and such Insurance Policy shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications). No member of the Heinz Group shall bear any Liability for the failure of an insurer to pay any claim under any Insurance Policy. Notwithstanding anything to the contrary herein, Spinco may at any time, and from time to time, inform Heinz by written notice that it desires to terminate its rights to assert claims under any or all Insurance Policies, in which case Spinco's rights to assert claims relating to Spinco Liabilities and Insured Spinco Liabilities under such Insurance Policy or Policies shall terminate immediately.

      (b) In the event that after the Distribution Date, any member of the Heinz Group proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policies under which Spinco has rights to assert claims pursuant to Section 6.02(a) in a manner that would adversely affect any such rights of Spinco, Heinz will give Spinco prior notice thereof. If Spinco agrees to indemnify Heinz with respect to any cost or Liability arising out of its failure to take any of the actions specified in the foregoing sentence, Heinz shall not take such action so long as Heinz shall be reasonably satisfied that Spinco shall be able to indemnify Heinz with respect to all such costs and Liabilities.

      Section 6.03 Spinco Insurance Coverage After the Distribution Date. From and after the Distribution Date, Spinco, and Spinco alone, shall be responsible for obtaining and maintaining insurance programs for its risk of loss and such insurance arrangements shall be separate and apart from Heinz's insurance programs.

      Section 6.04 Responsibilities for Self-insured Obligations and Other Obligations. (a) Spinco will reimburse Heinz for Spinco's pro rata share (based on the aggregate amount of proceeds received in respect of claims under such Insurance Policy by members of the Spinco Group) of all amounts necessary to exhaust or otherwise satisfy all applicable self-insured retentions and Spinco's pro rata share of all amounts for fronted policies, overages, deductibles and retrospective or prospective premium adjustments and similar amounts not covered by Insurance Policies.

      (b) Each of Heinz and Spinco does hereby, for itself and each other member of the Heinz Group and the Spinco Group, agree that all duties and obligations under any Insurance Policy, including the fulfillment of any conditions and the payment of any deductibles, retentions, co-insurance payment or retrospective premiums, that correspond in any way with or may be necessary to perfect, preserve or maintain an insured's right to obtain benefits under that

Insurance Policy, will be performed by the insured that is seeking the benefits under that Insurance Policy, subject to the indemnification provisions herein.

      Section 6.05 Claims Administration.

            (i) Heinz or its designee shall be responsible for the claims administration with respect to claims of any member of the Heinz Group under Insurance Policies; and

            (ii) Spinco or its designee shall be responsible for the claims administration with respect to claims of Spinco under Insurance Policies.

      Section 6.06 Procedures Regarding Insufficient Limits of Liability. In the event that there are insufficient limits of liability available under the Insurance Policies in effect prior to the Distribution Date to cover the Liabilities of the Heinz Group and/or the Spinco Group that would otherwise be covered by such Insurance Policies, then no member of the Spinco Group shall be entitled to recovery for any claims under such Insurance Policies until the clams of all members of the Heinz Group have been satisfied thereunder. If any member of the Spinco Group has received proceeds under any such Insurance Policies, Spinco shall reimburse Heinz all amounts to which any member of the Heinz Group would have been entitled had its claim under such Insurance Policies arisen prior to any recovery thereunder by any member of the Spinco Group.

      Section 6.07 Cooperation. Heinz and Spinco will use their commercially reasonable efforts to cooperate with each other and execute any additional documents which are reasonably necessary to effectuate the provisions of this
Article VI.

      Section 6.08 No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any rights or interest in violation of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Heinz Group in respect of any Insurance Policy or any other contract or policy of insurance.

      Section 6.09 No Liability. Spinco does hereby, for itself and as agent for each other member of the Spinco Group, agree that no member of the Heinz Group or any Heinz Indemnitee shall have any Liability whatsoever as a result of the insurance policies and practices of Heinz and its Subsidiaries as in effect at any time prior to the Distribution Date, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

      Section 6.10 No Restrictions. Nothing in this Agreement shall be deemed to restrict any member of the Spinco Group from acquiring at its own expense any other insurance policy in respect of any Liabilities or covering any period.

      Section 6.11 Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any other Transaction Agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, to the greatest possible extent, the allocation of financial obligations as intended in this Agreement and any other Transaction Agreement.

                                   ARTICLE VII

                       CONDITIONS TO THE CONTRIBUTION AND
                                  DISTRIBUTION

      Section 7.01 Conditions to the Distribution. The obligations of Heinz pursuant to this Agreement to effect the Contribution and the Distribution shall be subject to the fulfillment (or waiver by Heinz) at or prior to the Distribution Date of the condition that each of the parties to the Merger Agreement shall have irrevocably confirmed to each other that each condition in
Section 8.1 (other than Section 8.1(a)), 8.2 and 8.3 of the Merger Agreement to such parties respective obligations to effect the Merger have been fulfilled or shall be fulfilled at the Effective Time or are or have been waived by such party, as the case may be.

                                  ARTICLE VIII

                                   TERMINATION

      Section 8.01 Termination. Notwithstanding any provision hereof, this Agreement may be terminated by Heinz and the Contribution and Distribution may be abandoned prior to the Distribution Date at any time following termination of the Merger Agreement in accordance with its terms; provided that this Agreement may not be terminated for any other reason without the prior written consent of Del Monte.

      Section 8.02 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 8.01, no Party to this Agreement (or any of its directors or officers) shall have any Liability or further obligation to any other Party or third party with respect to this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      Section 9.01 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Confidentiality Agreement, the exhibits and the schedules and the other documents delivered pursuant hereto) constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the Parties, or either of them, with respect to the subject matter hereof. All exhibits and schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement.

      Section 9.02 Expenses. Except as expressly set forth herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with Section 9.3 of the Merger Agreement.

      Section 9.03 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. EACH OF THE PARTIES TO THIS

AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY (i) AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE FEDERAL COURTS SITTING IN THE STATE OF NEW YORK, (ii) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF NEW YORK, HEREBY APPOINTS THE CORPORATION TRUST COMPANY, AS SUCH PARTY'S AGENT IN THE STATE OF NEW YORK FOR ACCEPTANCE OF LEGAL PROCESS AND (iii) AGREES THAT SERVICE MADE ON ANY SUCH AGENT SET FORTH IN CLAUSE (ii) ABOVE SHALL HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF NEW YORK.

      Section 9.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice):

      If to Heinz or any member of the Heinz Group, to:

            H. J. Heinz Company
            600 Grant Street, 60th Floor
            Pittsburgh, Pennsylvania 15219
            Attention:  General Counsel
            Facsimile: (412) 456-6115

            with a copy (which shall not constitute effective notice) to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017
            Attention: Robert E. Spatt, Esq.
                       Caroline B. Gottschalk, Esq.
            Facsimile: (212) 455-2502

      If to Spinco or any member of the Spinco Group prior to the Distribution Date, to:

            SKF Foods Inc.
            600 Grant Street, 60th Floor
            Pittsburgh, Pennsylvania 15219
            Attention:  Secretary
            Facsimile: (412) 456-6115
            with a copy (which shall not constitute effective notice) to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York 10017
            Attention: Robert E. Spatt, Esq.
                       Caroline B. Gottschalk, Esq.
            Facsimile: (212) 455-2502

      If to Spinco or any member of the Spinco Group on or after the Distribution Date, to:

            SKF Foods Inc.
            One Market @ The Landmark
            San Francisco, California 94105
            Attention: James Potter and David L. Meyers
            Facsimile: (415) 247-3263 and (415) 247-3103

      with a copy (which shall not constitute effective notice) to:

            Del Monte Foods Company
            One Market @ The Landmark
            San Francisco, California 94105
            Attention: James Potter and David L. Meyers
            Facsimile: (415) 247-3263 and (415) 247-3103

            Gibson Dunn & Crutcher L.L.P.
            One Montgomery Street
            Montgomery Tower, 26th, 31st and 32nd Floors
            San Francisco, California 94104
            Attention: Douglas D. Smith, Esq.
                       Stephanie Tsacoumis, Esq.
            Facsimile: (415) 986-5309

      Section 9.05 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by Heinz, Spinco and Del Monte; provided that if such amendment, modification or supplement does not, individually or together with all other such amendments, modifications or supplements, result in any material cost or detriment to Del Monte (or, following the Distribution Date, Spinco) or result in any material cost or detriment to Del Monte (or, following the Distribution Date, Spinco) from the transactions contemplated hereby, such agreement by Del Monte to so amend, modify or supplement shall not be unreasonably withheld or delayed.

      Section 9.06 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by Spinco or Heinz (whether by operation of law or otherwise) without the prior written consent of the other Party and Del Monte. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by Spinco and Heinz and their respective successors and permitted assigns.

      Section 9.07 No Third Party Beneficiaries. Except for the provisions of Sections 2.05 and 5.05 hereof relating to indemnification, which are also for the benefit of the Indemnitees, and except for those provisions of the Agreement that require a Del Monte Consent, which are also for the benefit of Del Monte, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Heinz, Spinco and, to the extent set forth herein, Del Monte and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

      Section 9.08 Survival. All post-closing covenants and agreements of the Parties contained in this Agreement will remain in full force and effect and survive the Distribution Date and the Closing Date.

      Section 9.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on Spinco and Heinz, notwithstanding that not all Parties are signatories to the same counterpart.

      Section 9.10 Certain Construction Rules. The article and section headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, unless otherwise provided to the contrary,
(a) all references to days or months shall be deemed references to calendar days or months and (b) any reference to a "Section," "Article," "Exhibit" or "Schedule" shall be deemed to refer to a section or article of this Agreement or an exhibit or schedule to this Agreement. The words "hereof," "herein" and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless otherwise specifically provided for herein, the term "or" shall not be deemed to be exclusive.

      Section 9.11 Waiver. No waiver by either Party of any of the provisions hereof shall be effective unless specifically set forth in writing and executed by the Party so waiving. Any waiver hereunder shall be effective only in the specific instance and for the specific purpose for which it is given. No failure or delay on the part of Spinco or Heinz in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      Section 9.12 Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of Spinco and Heinz that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is legal and enforceable and that achieves the same objective.

      Section 9.13 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of Spinco or Heinz, in its capacity as such, shall have any liability in respect of or relating to the covenants or obligations of such Party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of Spinco and Heinz, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable law.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                    H. J. HEINZ COMPANY


                                    By: /s/ Michael J. Bertasso
                                       -----------------------------------
                                       Name: Michael J. Bertasso
                                       Title: Senior Vice President


                                    SKF FOODS INC.


                                    By: /s/ Mitchell A. Ring
                                       ----------------------------------
                                       Name: Mitchell A. Ring
                                       Title: Executive Vice President